Exhibit 10.1

Execution Version

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is being entered into by Envestnet Financial Technologies, Inc. (“Envestnet” or the “Company”) and Anil Arora (“Executive”) (together, the “Parties”).

WHEREAS, Executive is party to a letter agreement by and between Envestnet Asset Management, Inc. and Anil Arora dated as of January 27, 2016, as amended by letter dated November 27, 2017 to change the employing entity to the Company (the “Employment Agreement”), pursuant to which Executive is entitled to certain severance benefits following the Executive’s termination of employment with Envestnet, in exchange for a general release of claims;

WHEREAS, Executive’s employment with Envestnet is being terminated by mutual agreement between the Executive and Envestnet; and

WHEREAS, the Parties wish to compromise and resolve all matters related to Executive’s employment with and termination from Envestnet;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and promises contained herein, the Parties agree as follows:

1.                                             TERMINATION DATE.

1.1                                      Executive’s termination from employment with Envestnet is effective March 1, 2019 (“Termination Date”).

1.2                                      Following the Termination Date, Executive shall remain a member of the Board of Directors of Envestnet and shall, subject to his continued service on the Board, be entitled to compensation as a non-employee director of Envestnet, Inc. starting on the first day of the first full calendar quarter after the one-year anniversary of the Termination Date (including the initial equity grant made to non-employee directors when they begin serving on the Board).

2.                                             VALUABLE CONSIDERATION.

2.1.                             Cash Severance Payments. Subject to  the Executive signing and  not revoking this Agreement and subject to Executive’s continued compliance with the terms of this Agreement, Envestnet shall pay the Executive one million nine hundred and ninety thousand dollars ($1,990,000.00) (the “Cash Severance Payment”) payable in a single lump sum payment on the first payroll date following the date on which this Agreement becomes effective (i.e., signed and not revoked by the Executive).  The Cash Severance Payment has been increased by $250,000 in consideration for the Executive agreeing to be bound by the terms of this Agreement, including Section 5 of this Agreement.  The Cash Severance Payment also includes amounts for base salary continuation, bonus payment, non-equity incentive payment, COBRA premiums and additional consideration for this Agreement.  In the event that this Agreement is not effective as of 60 days after the Termination Date or in the event that the Executive breaches any of the terms of this Agreement, the Executive shall immediately forfeit his right to receive the Cash Severance Payment.

2.2.                             Stock Options.  Subject to the Executive signing and not revoking this Agreement and subject to Executive’s continued compliance with the terms of this Agreement, for stock option awards granted to Executive pursuant to the Envestnet Inc. 2010 Long-Term Incentive Plan, as amended (the “LTIP”) that remain unexercised as of the date of this Agreement as detailed in the terms of Exhibit A, the Executive shall remain eligible to exercise such options until the earlier to occur of (i) the end of the term of such options and (ii) the 90-day anniversary of the date that he ceases to serve as a non-employee director of Envestnet, Inc. subject to the applicable terms of the LTIP and any applicable grant agreement. In the event that this Agreement is not effective as of the 60-day anniversary of the Termination Date or in the event that the Executive breaches any of the terms of this Agreement, the Executive shall immediately forfeit his right to exercise any options that are unexercised as of the 90-day anniversary of the Termination Date.

2.3.                             Restricted Stock Units.  Subject to  the Executive signing and  not revoking this Agreement and subject to Executive’s continued compliance with the terms of this Agreement, for restricted stock unit (“RSU”) awards granted to Executive pursuant to the LTIP that remain unvested as of the date of this Agreement as detailed in the terms of Exhibit A, the Executive shall remain eligible to receive a distribution of shares and payment of any dividend equivalents for the RSUs for any vesting date prior to the one-year anniversary of the Termination Date subject to the applicable terms of the LTIP and any applicable grant agreement. In the event that this Agreement is not effective as of the 60-day anniversary of the Termination Date or in the event that the Executive breaches any of the terms of this Agreement, the Executive shall immediately forfeit his right to receive any RSUs that are unvested as of the Termination Date.

2.4.                             Performance Stock Units.  Subject to the Executive signing and not revoking this Agreement and subject to Executive’s continued compliance with the terms of this Agreement, for performance stock unit (“PSU”) awards granted to Executive pursuant to the LTIP that remain unvested as of the date of this Agreement as detailed in the terms of Exhibit A, the Executive shall remain eligible to receive a distribution of shares and payment of any dividend equivalents determined as if he remained employed through the one-year anniversary of the Termination Date subject to the applicable terms of the LTIP and any applicable grant agreement with the amounts of the applicable distributions for such PSUs determined by the Compensation Committee based on the achievement of the performance goals as of the last day of the applicable performance period. In the event that this Agreement is not effective as of the 60-day anniversary of the Termination Date or in the event that the Executive breaches any of the terms of this Agreement, the Executive shall immediately forfeit his right to receive any PSUs that are unvested as of the Termination Date.

2.5.                             Executive acknowledges that the benefits described above are over and above anything owed to him by law or under the policies of Envestnet, and that they are being provided to Executive expressly in exchange for his entering into this Agreement in accordance with the terms of the Employment Agreement. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, Executive shall be entitled to no compensation, benefits or other payments or distributions, under the Employment Agreement or otherwise pursuant to any other agreement with the Company or any of its affiliates, and references in the release of claims below against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its affiliates. Notwithstanding the foregoing, Executive shall be entitled to payment of all accrued but unused vacation time, if any, as of the Termination Date.

2.6.                              All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.

3.                                             RELEASE, WAIVER AND COVENANTS NOT TO SUE.

3.1.                              In consideration of the payments to be made by Envestnet to the Executive in Section 2 above, the Executive, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all Envestnet-related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “the Company Released Parties”) from any and all  claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or  private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; California Government Code § 12940 et. Seq.; the California Labor Code; any other state civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion  of privacy arising out of or involving his employment with Envestnet or the termination of his employment with Envestnet, including any claims arising out of the Employment Agreement and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Executive waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law.

3.2.                              Section 1542 Waiver of Unknown Claims.  Executive acknowledges and agrees that the above release provision applies not only to Claims that are presently known, suspected or disclosed to him, but also to Claims that are presently unknown, unsuspected or undisclosed to him.  Executive accordingly expressly waives and relinquishes any and all rights or benefits afforded by California Civil Code § 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.

For purposes of Section 1542, “creditor” refers to Executive and “debtor” refers to the Company and Company Released Parties.  In connection with such waiver and relinquishment, Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he currently knows or believes to be true with respect to the subject matter of this Agreement, but that it is his intention hereby to fully, finally and forever settle and release all of these matters which now exist, or previously existed, or may exist, whether known or unknown, suspected or unsuspected.  In furtherance of such intent, the releases given herein shall be and shall remain in effect as a full and complete release and shall not be subject to termination or rescission, notwithstanding the discovery or existence of such additional or different facts.

3.3.                              Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from enforcing Executive’s rights to (i) Executive’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by-laws and/or any indemnification agreement entered into between Executive and any Company Released Party or any director and officer insurance maintained by the Company; or (iv) the enforcement of this Agreement. Also, Executive does not release any Claims against any Company Released Party that may arise after this Agreement becomes effective.

3.4.                             Executive also agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.  Executive further represents, warrants, and covenants that he has not filed any charges, complaints, grievances, or lawsuits against any of the Company Released Parties with any governmental, agency, tribunal, court, or administrative body in any forum in connection with the subject matter of this Agreement or based upon matters, occurrences, or events which have occurred on or before the Effective Date of this Agreement.  Employee further agrees, promises and covenants that he has not made any assignment of the Claims released herein and will not do so.

3.5.                             This agreement not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Executive signs this Agreement or to any lawsuit Executive may file to enforce this Agreement.

4.                                             TRADE SECRETS

4.1.                             In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A

Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who  files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding,  if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.                                             RESTRICTIVE COVENANTS.

5.1.                             In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of Executive’s employment with the Company and while he continues to serve as a non-employee director, Executive has become, and will continue to become, familiar with the Company’s and its Affiliates’ Confidential Information, including, but not limited to, methods of doing business, business plans, customer contact and relationship information and other valuable proprietary information concerning the Company, its Affiliates, and their Customers and suppliers and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates.  Executive further agrees as follows:

5.2.                             Confidential Information.  For purposes of this Agreement, the Company’s “Confidential Information” shall include the Company and its Affiliates’ trade secrets as defined under California law, as well as any other information or material which is not generally known to the public, and which:  (i) is generated, collected by or utilized in the operations of the Company or its Affiliates’ business and relates to the actual or anticipated business, research or development of the Company, its Affiliates or the Company and its Affiliates’ actual or prospective Customers; or (ii) is suggested by or results from any task assigned to the Executive by the Company or its Affiliates, or work performed by the Executive for or on behalf of the Company or its Affiliates.  Confidential Information shall not be considered generally known to the public if the Executive or others improperly reveal such information to the public without the Company or its Affiliates’ express written consent and/or in violation of an obligation of confidentiality owed to the Company or its Affiliates.  Confidential Information includes, without limitation, the information, observations and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company or its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of the Company or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and contact information, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.

5.3.                             The Executive shall not, at any time (including, but not limited to, while he is serving as a non-employee director), without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company or its Affiliates, directly or indirectly, disclose outside of the Company or outside of the Affiliates, any of the Company’s Confidential Information, as long as such matters remain Confidential Information.  The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations the Executive may have by law with respect to the Company’s Confidential Information, including any obligations the Executive may owe under any applicable trade secret statutes or similar state or federal statutes.  This Agreement shall not prevent the Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Executive from divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction.  However, the Executive shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company or its relevant Affiliates have been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency. The Executive understands that the Company and its Affiliates have received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company and its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by the Board.  Nothing in this Section 5 prohibits the Executive from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

5.4.                                   Non-Competition.  Executive agrees that he shall not, at any point in time, including after the termination of his employment with the Company, directly or indirectly, for himself, or on behalf of or in connection with any other person or entity, use or disclose any Confidential Information.  In particular, Executive agrees and acknowledges that the Company has spent significant time and effort developing and protecting the confidentiality of its methods of doing business, technology, Customer contact and relationship information and trade secrets, and that such methods, technology, Customer lists, Customer contact and relationship information and trade secrets have significant value.  Executive further agrees that he shall not, at any point in time, disclose the contents of any Confidential Information, methods of doing business, business plans, trade secrets and other valuable proprietary information concerning the Company, its Affiliates, and their Customers and suppliers to anyone except when performing duties pursuant to this Agreement.  Upon termination of Executive’s employment with the Company, Executive shall immediately return all Confidential Information and all copies thereof (regardless of the format, electronic, hard copy or otherwise) to the Company.

Without limiting the generality of the paragraph above, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of another person or entity, at any time after the termination of Executive’s employment:

(i)                              induce or seek to induce by any means involving the disclosure or use of Confidential Information, any client or Customer to cease dealing with the Company or its Affiliates, or to restrict or vary the terms upon which it deals with the Company or its Affiliates;

(ii)                           use Confidential Information to solicit or attempt to induce or enter into, with any client, prospective client, supplier, independent contractor or other person or entity having business relations with the Company or its Affiliates, any business relationship which might adversely affect the business of the Company or cause any such person to cease dealing with the Company or its Affiliates, or to restrict or vary the terms upon which it deals with the Company or its Affiliates; or

(iii)                        use Confidential Information to render to or for, or to assist any person or entity to render to or for, any client or prospective client, any services of the type rendered by the Company or its Affiliates to its clients or which compete with the Company or its

Affiliates, unless such services are rendered as an employee or consultant of the Company.

5.5.                                   Non-Solicitation of Company Personnel.  During Executive’s employment with the Company, and for the period of  twelve (12) months immediately following termination of Executive’s employment, regardless of the reason for the termination of Executive’s employment (the “Restricted Period”), the Executive will not, directly or indirectly, anywhere in the Restricted Area, either for himself or for any other person or entity, (i) recruit, solicit, induce, or otherwise attempt to enter into any business relationship with, any Person who is or was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates on or after the date of the termination of Executive’s employment or during the Restricted Period (“Company Personnel”), (ii) induce or attempt to induce Company Personnel, to leave the employ of the Company or the relevant Affiliates, or in any way interfere with the relationship between the Company, its Affiliates and any of their employees or individual consultants, and/or (iii) hire, offer employment to, retain, encourage or entice away from the Company any Company Personnel, or procure or facilitate the making of any such offer or attempt by any other person or entity, provided that nothing in this Agreement shall prevent the Executive from employing, or interviewing with a view of employing, any person who responds to a publicly advertised vacancy or who, of his or her own volition, applies for employment with another company.

5.6.                                   The Executive acknowledges and agrees that the restrictions contained in this Section 5 with respect to time and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates.  However, if, at the time of enforcement of this Section 5, a court holds that the duration or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company and its Affiliates, the Parties agree that the maximum duration or scope reasonable under such circumstances will be substituted for the stated duration or scope, and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.

5.7.                                   The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of this Section 5, which Section will be enforceable notwithstanding the existence of any breach by the Company.  Notwithstanding the foregoing, the Executive will not be prohibited from pursuing such claims or causes of action against the Company (including, but not limited to, a declaratory judgment).  The Executive consents to the Company notifying any future employer of the Executive of the Executive’s obligations under Section 5 of this Agreement.

6.                                      NON-ADMISSIONS AND ADMISSIBILITY

The Parties agree that this Agreement is not an admission by any party of any wrongdoing or liability whatsoever, but results from a mutual desire to resolve the matters described herein.  The Parties further agree that this Agreement shall not be admissible in any proceeding, other than in a proceeding to enforce the terms of this Agreement or as otherwise may be required by law.

7.                                      RETURN OF PROPERTY

Executive warrants that Executive has returned all of the Company’s property, including any and all equipment, data, materials, work in progress, files, photographs, notes, records, credit cards, keys, access cards, phones, computers, and other company or customer documents, products, or property that the Company has furnished to Executive or to which Executive has had access in connection with Executive’s employment, or which reflect in any way any confidential, privileged, or proprietary information of the Company, whether in tangible copy or electronic or related media form.  Notwithstanding the foregoing, the Executive shall be permitted to retain his MacBook Pro laptop for his personal use after the Termination Date provided that he permits the Company to inspect and remove all Company information from such computer (including, if necessary, completely wiping the hard drive of such company and removing all stored information from such computer).

8.                                      NON DISPARAGEMENT

Executive will not directly or indirectly publish or disseminate to the media or to any individual or entity information that is critical, derogatory, or otherwise intended to disparage the Company or its business, senior executives, officers, other Executives or employees, whether such information is acquired during the period of Executive’s employment with the Company or after the Termination Date.  In addition, Executive will not make any remarks which may damage or discredit the reputation of the Company’s business operations or otherwise adversely affect the goodwill of its business or be harmful to its business relationships.

9.                                      CONTINUED COOPERATION

Executive acknowledges that the Company may need to consult with Executive from time to time on a reasonable basis after the Termination Date on matters that Executive worked on prior to the Termination Date.  Executive agrees to cooperate with the Company and to provide any such information as is reasonably requested by the Company in any matters, litigation, or proceedings with which Executive was involved, or relating to any work with which Executive was involved or had knowledge, during the effective period of Executive’s employment with the Company, all without additional cost to the Company.  For the avoidance of doubt, if the Executive is requested to perform services as an employee after the Termination Date that do not relate to matters that Executive worked on prior to the Termination Date or relate to his services as a non-employee director, he shall be entitled to reasonable compensation for such time at a rate reasonable agreed by him and the Company.

10.                                      KNOWING AND VOLUNTARY RELEASE.

10.1.                            Executive agrees that he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.

10.2.                            Executive acknowledges that he received this Agreement by February 22, 2019 and that he has at least 21 days in which to consider whether to sign this Agreement.

10.3.                            EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

11.                                      ENTIRE AGREEMENT AND SEVERABILITY.

11.1.                            The Company and Executive agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have or any other agreements that the Executive may have with any affiliate of the Company.

11.2.                            Executive and Envestnet further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.

12.                                      APPLICABLE LAW.

This Agreement is governed by and construed in accordance with the laws of the state of California.

13.                                      EFFECTIVE DATE.

13.1.                            To accept the terms of this Agreement, Executive must sign this Agreement on or after the Termination Date but before April 22, 2019 and deliver it by email or regular mail to Envestnet, c/o Sharon Rosenthal (35 E. Wacker Dr., Suite 2400, Chicago, IL 60601; sharon.rosenthal@envestnet.com).

13.2.                            This Agreement becomes effective and binding on the parties seven days after the date on which it is executed by Executive (“Effective Date”), unless properly revoked.

13.3.                            Executive may revoke this Agreement during this seven-day period prior to the Effective Date (“Revocation Period”) by delivering a written notice of revocation to Envestnet, c/o Sharon Rosenthal.

13.4.                            This Agreement will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

ENVESTNET FINANCIAL
TECHNOLOGIES, INC.
EXECUTIVE
		By:	Sharon Rosenthal

ANIL ARORA		Title:	Chief Human Resources Officer

Date:	February 26, 2019	Date:	February 26. 2019

EXHIBIT A

TREATMENT OF OUTSTANDING GRANTS UNDER LTIP

Type of Compensation	Base Amount	Payment/Vesting Date	Comments*
2015 Stock Option Grant	20,000 options	Final vesting date was prior to Termination Date.

Options are exercisable until earlier of 90-day anniversary of the last day he performs services as a non-employee director and the end of the term of the option. Any Options not exercised on or prior to such date shall be forfeited.

2017 RSU Grant	20,000 units

RSUs shall continue to vest and be distributed through one-year anniversary of Termination Date subject to compliance with Agreement. Final distribution of shares will occur no later than March 15, 2020.

Executive shall forfeit 1,667 units as of Termination Date.

2018 RSU Grant	19,000 units

RSUs shall continue to vest and be distributed through one-year anniversary of Termination Date subject to compliance with Agreement. Final distribution of shares will occur no later than March 15, 2020.

Executive shall forfeit 6,336 units as of Termination Date.

2018 PSU Grant	8,532 units

Award to be vested following Termination Date determined as total number of units multiplied by applicable performance percentage determined by Compensation Committee multiplied by the pro-rata fraction (577/1095) (determined as if Executive remained employed through one-year anniversary of Termination Date). Final distribution of shares will occur at time specified in grant agreement.

Executive shall forfeit 4,036 units as of Termination Date.

*Note that all awards are subject to forfeiture and/or clawback in the event of violation of certain restrictive covenants as described in Sections 2.2, 2.3 and 2.4, and remain subject to the terms of the Envestnet Clawback Policy.